UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (or Date of Earliest Event Reported): July 12, 2011

THE GOLDFIELD CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-7525	88-0031580
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1684 West Hibiscus Blvd. Melbourne, FL	32901
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (321) 724-1700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Modification to 2011 Base Salary. On July 12, 2011, John H. Sottile, Chairman, President and Chief Executive Officer of The Goldfield Corporation (“Goldfield”) extended his election to continue his salary reduction until September 30, 2011, from his original election date of June 30, 2011. In accordance with the terms of his employment contract, effective January 1, 2010, Mr. Sottile’s base salary was scheduled to increase by an amount equal to the percentage increase over the preceding twelve months in the CPI. In light of the local and national economic conditions, Mr. Sottile elected to waive for 2011 the CPI increase, notwithstanding improvements in Goldfield’s income in 2010. In addition, Mr. Sottile elected to continue his salary reduction until June 30, 2011, which he has now extended until September 30, 2011. For 2012 and future years, the formula prescribed by the employment contract and the base figures will remain as determined in the employment contract as though the waiver and the election for Mr. Sottile to continue his salary reduction until September 30, 2011, had not been made. As a result of this waiver and salary reduction, Mr. Sottile’s base salary for 2011 will be decreased from $481,922.61 to an amount determined based upon an annual rate of $438,728.36 for the first nine months of 2011. A copy of the letter from Mr. Sottile to the Benefits and Compensation Committee of the Board of Directors of Goldfield with respect to the foregoing changes to his compensation is filed as Exhibit 10-1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

Exhibit	Description of Exhibit
10-1	Letter dated July 12, 2011 from John H. Sottile to the Benefits and Compensation Committee of the Board of Directors of The Goldfield Corporation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: July 13, 2011

THE GOLDFIELD CORPORATION

By:	/s/ JOHN H. SOTTILE
John H. Sottile Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)

EXHIBIT INDEX

Exhibit	Description of Exhibit
10-1	Letter dated July 12, 2011 from John H. Sottile to the Benefits and Compensation Committee of the Board of Directors of The Goldfield Corporation.